Exhibit 99.2

CONSENT OF FINPRO CAPITAL ADVISORS, INC.

We hereby consent to the inclusion of our opinion letter, dated April 10, 2017, to the Board of Directors of Community Bank of Bergen County, NJ, a New Jersey corporation (“Community”), as Annex B to this Registration Statement on Form S-4 dated the date hereof relating to the proposed merger of Community with Sussex Bank, a New Jersey-chartered commercial bank and wholly owned subsidiary of Sussex Bancorp., and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to such Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully Submitted,

/s/ FinPro Capital Advisors, Inc.
FinPro Capital Advisors, Inc.
Gladstone, New Jersey

158 Route 206  ●  Gladstone, NJ 07934  ●  Tel: 908.234-9398  ●  www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.